Exhibit 10.4

September 2, 2015

Via e-mail Norris.gearhart@tomiesinc.com

Mr. Norris Gearhart
[Home Address]

Dear Mr. Gearhart,

TOMI is delighted to offer you a position as TOMI’s Chief Operating Officer (COO).  The COO oversees all of TOMI’s corporate issues.  The position ensures the CEO and Board of Directors that operations in both TOMI and TSN is being held to the highest standards.  The COO reports directly to the CEO, the Chief Operating Officer (COO) will have overall strategic and operational responsibilities for all of TOMI and TSN’s divisions and will manage the entire group of directors.

Upon execution of this agreement between TOMI and Mr. Gearhart all other previous agreements between TOMI and Mr. Gearhart will be null and void.

GENERAL PURPOSE:

I.
As the chief operating officer of TOMI and TSN he will provide leadership to TOMI’s and TSN’s strategic planning process and will implement new programmatic strategic initiatives.  In addition, the COO will: provide coordination for TOMI’s and TSN senior management team; serve as liaison to All of TOMI and TSN’s partners; and work with TOMI’s CEO and its Board of Directors to keep them abreast of programmatic strategies and challenges.

II.	The COO will partner with the chief financial officer (CFO), and all other director’s and will be responsible for developing,

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

implementing, and managing the operational aspects of the annual budget.

III.	Finally, the COO will cultivate existing relationship with public and private funders.

DUTIES AND RESPONSIBILITIES:

➢	Provide day-to-day leadership and management to TOMI’s and TSN corporate and service organization that mirrors the adopted mission and core values of the TOMI. Bottom line: Build a beautiful company.

➢	Responsible for driving the company to achieve and surpass sales, profitability, cash flow and business goals and objectives.

➢	Responsible for working with TOMI’s manufacturers, partners and divisions.

➢	Responsible for the measurement and effectiveness of all processes internal and external. Provides timely, accurate and complete reports on the operating condition of the company.

➢	Spearhead the development, communication and implementation of effective growth strategies and processes including the advancement of TOMI’s technology.

➢	Be the master of the technician’s and develop methods for your core values to be simulated by the technicians and trainers.

➢
Collaborate with the management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of our organization.

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

➢
Motivate and lead a high performance management team; attract, recruit and retain required members of the executive team not currently in place; provide mentoring as a cornerstone to the management career development program.

➢	Act as lead “client-care officer” through direct contact with every client and partner.

➢	Assist, as required, in raising additional capital at appropriate valuations to enable the Company to meet sales, growth, and market share objectives.

➢	Foster a success-oriented, accountable environment within the company.

➢	Represent TOMI in a positive way with clients, investors, and business partners.

➢	Provide effective and inspiring leadership by being actively involved in all programs and services, developing a broad and deep knowledge of all programs.

➢	Identify opportunities for XYZ Nonprofit to leverage cross-program strengths to take advantage of new opportunities and/or to address organizational challenges.

➢	Lead, coach, develop, train and retain TOMI’s high-performance senior management team with an emphasis on developing capacity in strategic analysis and planning and program budgeting.

➢	Develop and implement training programs and retreats to expand the capacity of all staff.

➢	Prepare and submit an annual operational budget, manage effectively within this budget, and report accurately on progress made and challenges encountered.

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

➢	Ensure the continued financial viability of TOMI’s technology and service/operational units through sound fiscal management.

➢	Manage and cultivate existing relationships with funders to secure and expand recurring revenue streams.

➢	Publicly represent TOMI with the media and external constituency groups including community, governmental, and private organizations and build excitement for TOMI’s mission.

➢	Provide programmatic leadership and input for all strategic plan implementation processes with the CFO and staff.

➢	Coach program directors as they implement the strategic plan and transition program operations.

➢	Develop and implement a system for tracking and reporting on the progress of the strategic plan implement.

START DATE: SEPTEMBER 2nd, 2015

BASE SALARY:

$145,000 per annum paid bi-weekly on the 1st and 15th of every month. First Review will be at the 2nd anniversary.

PERFORMANCE BONUS:

Provided you meet the achievement of pre-agreed performance objectives, you will be entitled to an annual raise:

●	Warrants. Annual grants of up to 250,000 Stock Options, at a strike price at a strike price equal to a Vwap of the five-day period prior to the close of the year.

●	Stock Grants – additional shares of TOMI stock may be granted on an annual basis at TOMI’s discretion based on level of overachievement of performance objectives.

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

PERFORMANCE OBJECTIVES:

Performance Objectives listed under duties and responsibilities.

HEALTH INS:

Until such time as TOMI has it’s own health insurance offering. TOMI will contribute 80% towards the cost of an Individual plan (Medical, Dental and Eye) and continue to contribute 80% of the plan cost until such time company has its own health insurance offering. TOMI is actively pursuing a corporate health plan.

BUSINESS EXPENSES:

The company will provide you with a computer, phone and associated service costs as well as reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the companies generally accepted policies.

TRANSPORTATION:

If needed the Company will pay $600.00 per month for purchase or lease of an automotive vehicle of employee’s choice.  This can be paid directly to the employee or to the automotive or leasing company.

VACATION: Twenty-eight days annually, plus employee will be paid the following days; New Year’s Day, Memorial Day, Independence Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day.

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

CHANGE OF CONTROL:

In the event of a change in control of the company that results in termination of your position, you will be entitled to a lump sum payment of one year’s salary.   Additionally, all stock grants will be accelerated and all stock options granted pursuant will be fully vested.

TERMINATION:

If you are terminated by TOMI for a reason other than Cause, TOMI will pay you an amount equal to your gross annual salary at the time of your termination after the second employment anniversary.

AT WILL:

While we look forward to a long and profitable relationship, you are an at-will employee of TOMI which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.

Please indicate your acceptance of this offer by signing below and returning one copy to me.

Sincerely,

/s/ Dr. Halden Shane
Dr. Halden Shane, CEO of TOMI

Accepted:

/s/ Norris Gearhart
Mr. Norris Gearhart
Chief Operating Officer

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com